Exhibit 4.9

[stamp] State of Israel Israeli Medical Cannabis Agency (IMCA)	[logo] [emblem of the State of Israel] Ministry of Health [illegible] Medical Cannabis Agency Expiry Date: October 12, 2021 Dealer’s Code: V-1315-060518

Initial Authorization for Establishing a Site for Dealing with a Controlled Substance

By virtue of the authority vested in me pursuant to the middle of Sections 6, 13-17 of the Dangerous Drugs [New Version] Ordinance, 5733 – 1973 (hereinafter: “the Ordinance”) and pursuant to the Dangerous Drugs Regulations, 5740 – 1979 (hereinafter: “the Regulations”), an initial authorization to establish a Proliferation Farm – Cannabis Plant Proliferation (hereinafter: “the site”) has been granted, pursuant to the following details:

1.	The Applicant for the Authorization and his Details:

1.1 Entrepreneur/Corporation’s Name: Dalia Brzezinski 1.2 Site Address: Kochav Michael 1.3 Contact Person (Name): Dalia Brzezinski	ID/Pvt. Co. No: 054771613 (hereinafter: “the Applicant”) Farm/Estate Farm No 10 Waypoint ID No: 054771613 Tel No: 054-222-8861

2.	Name of the Controlled Substance:

Cannabis

3.	Its Form:

This authorization does not constitute authorization to hold in any form.

It is absolutely prohibited to hold the drug, plant, parts of it, its ingredients, or products and in any form, as long as no express license for this has been received from the Director.

4.	The Objective of the Authorization:

4.1	To work toward planning/establishing/adapting a proliferation farm – cannabis plant proliferation

4.2	The Applicant declares that this authorization will not be used for any purpose not authorized and specified explicitly in this authorization.

5.	Restrictions and Additional Conditions

5.1	This authorization is only temporary. This authorization can be annulled at the Director’s sole discretion, or pursuant to a decision of the Government of Israel, without derogating from any other cause in the law for annulling the authorization.

5.2	This authorization contains nothing to impose any obligation whatsoever on the Ministry of Health or the Medical Cannabis Agency to grant a license for dealing in a controlled substance.

5.3	This authorization is authorization for the Applicant to commence establishing or adapting the site according to the planned occupation. The principles of the planning and establishment/adaptation of the business must be accomplished according to the intended occupation, while complying with all the relevant requirements of the law and pursuant to the quality and security requirements as detailed below:

a.	Cultivation or proliferation of cannabis plants – as detailed in the IMC-GAP Procedure (Suitable Cultivation Conditions) and as detailed in the IMC-GSP Procedure (Security Conditions).

It must be emphasized that the Applicant must comply with the security requirements at the site as detailed in the IMC-GCP Procedure and receive security confirmation pursuant to the type of occupation.

5.4	This authorization is non-transferable in any form whatsoever.

5.5	Should there be any change whatsoever in the ownership of the Applicant, or in the identification of the controlling shareholders, managers or authorized signatories on its behalf, which are detailed in this license, without receiving the IMCA’s advance written approval for this, the validity of this license shall expire. Regarding this Section, a change in the ownership means transfer of shares in any manner whatsoever, in a volume that exceeds 5% of the company’s total shares.

5.6	In view of operations in the cannabis field, and because these operations necessitate, inter alia, receipt of authorizations and/or licenses pursuant to the details in the Government’s Resolution 1587 Section 3a from the IMCA, including receipt of the IMCA’s authorization for all the dealers, managers and controlling shareholders in companies and/or their managers – the authorization is subject to the conditions hereto attached

a.	Every material shareholder as defined in the Companies Law, 5759 – 1999 and/or interested party as defined in the Companies Law, 5759 – 1999 and/or an effective interested party*and/or director and/or general manager in the company has to receive the IMCA’s authorization.

[signature]

[stamp] Mgr Yuval Landschaft

L.N. 4023

The Medical Cannabis Agency (IMCA)

Israeli Medical Cannabis Agency Minister of Health PO Box 1176, Jerusalem 91010 IMCA@moh.health.gov.il Tell No: *5400 Fax No: 02-647-4810	Health Answering Service *5400	[bilingual text see left column]

[stamp] State of Israel Israeli Medical Cannabis Agency (IMCA)	[logo] [emblem of the State of Israel] Ministry of Health [illegible] Medical Cannabis Agency Expiry Date: October 12, 2021 Dealer's Code: V-1315-060518

b.	No shares in the company may be allotted to any offeree whatsoever, which, following this allocation, will convert him into a material shareholder and/or interested party and/or effective interested party*, prior to receiving the IMCA’s approval for this.

c.	No director and/or general manager in the company may be appointed prior to receiving the IMCA’s approval for this.

d.	The company must amend the Company’s Articles Association so that they include an instruction, pursuant to which, if any entity/entities whatsoever become material shareholders and/or interested parties and/or effective interested parties*in the company by virtue of holding its shares or agreement between shareholders, prior to receiving the mandatory authorizations from the IMCA, the company shall have the right to forfeit shares and/or anesthetize some of the shares held by one or more of these shareholders, so that after the forfeiture and/or anesthetization of the shares, there will not be any interested party entities by virtue of holdings or by virtue of agreement or effective interested parties*in the company.

e.	The company must not extend the tenure of a director or its general manager, unless there is IMCA approval regarding him on the date of the extension.

f.	At any Annual Meeting of the company the general manager of the company must declare that all the mandatory IMCA authorizations for the company and dealer/dealers, manager/managers and interested party/parties as detailed in Sections a. b. and c. above exist and are valid on the date of the meeting and that there has not been any change in the status of the dealer/dealers, manager/managers, material shareholder/shareholders and interested party/parties from the time of granting the authorization/authorizations.

* An effective interested party is a controlling interest in the interested party and/or a material shareholder as these are defined in the Companies Law, 5759 – 1999.

5.7	The Applicant must inform the Director immediately of any change in any of his details (address, contact person’s etc.) and receive the IMCA’s advance written approval for any change in the ownership of the Applicant or in the identity of the interested parties in it or its managers or its authorized signatories or the material shareholders.

5.8	The presence of minors at the site or in its installations is absolutely prohibited.

5.9	The provisions in the Ordinance and Regulations and any instruction and stipulation for complying with any mandatory quality conditions apply to the Applicant.

5.10	The Applicant must maintain regular records of all the operations regarding the establishment of the site and any additional record required by the Director. The records must be presented to the Director at any time that he demands this and must be presented to any other competent entity, according to the matter, according to the Director’s demand.

5.11	it will be possible to update the conditions and stipulations at the IMCA’s discretion and with the approval of the Dir. Gen. at the Health Ministry. The IMCA is entitled to publish additional instructions according to the circumstances and essence of the business.

6.	The Validity of the Authorization:

6.1	This authorization annuls any previous, other or additional authorization at the Applicant’s disposal

6.2	This authorization was granted today October 12, 2020 at the IMCA’s offices.

6.3	This authorization expires on October 12, 2021, unless annulled previously to this by the Director’s decision.

[signature]

[stamp] Mgr Yuval Landschaft

L.N. 4023

Director

The Medical Cannabis Agency IMCA

Yuval Landschaft

Director pursuant to the Dangerous Drugs Ordinance

The Medical Cannabis Agency (IMCA)

Israeli Medical Cannabis Agency Minister of Health PO Box 1176, Jerusalem 91010 IMCA@moh.health.gov.il Tell No: *5400 Fax No: 02-647-4810	Health Answering Service *5400	[bilingual text see left column]